UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2015

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On August 26, 2015, Riverview Bancorp, Inc. (the “Company”)  entered into a Standstill Agreement (the “Agreement”) with Ancora Advisors, LLC, Merlin Partners LP, Ancora Catalyst Fund, Frederick DiSanto, Brian Hopkins, Patrick Sweeney and James M. Chadwick  (collectively, the “Ancora Parties”).

The Agreement provides that on August 26, 2015, the Company’s Board of Directors will be expanded from eight members to nine members, and Mr. Chadwick will be appointed as a director of the Company and its wholly owned banking subsidiary, Riverview Community Bank (the “Bank”).  The Agreement is effective until the later of the date of the Company’s 2017 annual meeting of stockholders or six months after the last day that Mr. Chadwick (or any substitute nominee) serves as a director of the Company or the Bank (the “Standstill Period”).  During the Standstill Period, the Ancora Parties and Mr. Chadwick have agreed to not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit stockholder proposals or seek to place any representatives on the Company’s Board of Directors (other than any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s stockholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Chadwick from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment
      of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Pursuant to the Agreement, the Board of Directors of the Company appointed James M. Chadwick as a director of the Company with a term commencing on August 26, 2015 and expiring at the Company’s 2016 annual meeting of stockholders.  At the 2016 annual meeting of stockholders the Company will use its best efforts to have Mr. Chadwick elected for an additional two year term.  The Board committees to which Mr. Chadwick will be appointed have not yet been determined.

Since 2014, Mr. Chadwick has been a portfolio manager and Director of Research at Ancora Advisors, LLC. From 2012 to 2013, Mr. Chadwick was a Managing Director of the private equity firm Main Street Investment Partners. From June 2010 to April 2011, Mr. Chadwick served as a Managing Director of the private equity firm Opus Partners, LLC.  From March 2009 to June 2010, Mr. Chadwick served as a Managing Director of the private equity firm Harlingwood Equity Partners LP. From January 2006 to December 2008, Mr. Chadwick was the Managing Partner of Chadwick Capital Management.

Mr. Chadwick will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank.

Mr. Chadwick has not engaged in any transaction with the Company that requires disclosure of any information pursuant to Item 404(a) of SEC Regulation S-K.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 26, 2015 the Board of Directors amended Section 2 of Article III of the Company’s Bylaws to increase the size of the Board from eight to nine members. A copy of the Company’s Bylaws as amended is attached as an exhibit to this report.

Item 8.01  Other Events.

On August 28, 2015, the Company issued a press release announcing the execution of the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Riverview Bancorp, Inc.
10.1	Standstill Agreement, dated August 26, 2015, by and among, Riverview Bancorp, Inc. and the Ancora Parties
99.1	Press Release dated August 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: August 31, 2015	/s/Kevin J. Lycklama
Kevin J. Lycklama
Chief Financial Officer (Principal Financial Officer)

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